SOUTH GLENROCK UNIT B

MUDDY & DAKOTA

RESERVOIR EVALUATION

March 2007

Table of Contents

EXECUTIVE SUMMARY	1

Database	1

Original Oil in Place	1

Remaining Oil in Place	1

CO2 Flood Recoverable Oil	2

Conclusions and Recommendations	3

INTRODUCTION	5

DISCUSSION	6

Data Sources	6
Well Files	6
Well Log Surveys	6
Production History	6
Water Injection History	7
Reservoir Pressure	7
Field Study Reports	7

Data Quality	7
Oil Fluid Properties (PVT)	7
Production History	8

Geologic Interpretation	8
Dakota Formation	10
Muddy Formation	11
Structure	13

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Maps and Cross-sections	14
Additional Comments	14
Petrophysics	15

Original Oil in Place	22

Remaining Oil in Place	22

Reservoir Simulation Model	32
Model Area	32
Model Parameters	33
Saturation Functions	39
PVT Properties	46
Well Completions	47
Production Allocation	48
Model Calibration (History Match)	48

CO2 Flood Oil Recovery Predictions	55

APPENDICES

Appendix A: Formation Tops

Appendix B: Maps and Cross-sections

Appendix C: Well Logs

Appendix D: Individual Well Cumulative Production and Water Injection

Appendix E: Well Completion History

List of Figures

Figure 1: Stratigraphic Column	10
Figure 2: Well SGBU 182 Petrophysical Analysis Results	18
Figure 3: Pickett Plot, All Wells, Muddy, Points with Vsh < 0.3	19
Figure 4: Pickett Plot, All Wells, Dakota, Points with Vsh < 0.3.	20
Figure 5: Unit B Production and Injection History	24
Figure 6: Unit B Upper Muddy Cumulative Oil Production Bubble Map	25
Figure 7: Unit B Upper Muddy Cumulative Water Injection Bubble Map	26
Figure 8: Unit B Lower Muddy Cumulative Oil Production Bubble Map	26
Figure 9: Unit B Lower Muddy Cumulative Water Injection Bubble Map	27
Figure 10: Unit B Dakota Cumulative Oil Production Bubble Map	27
Figure 11: Unit B Dakota Cumulative Water Injection Bubble Map	28
Figure 12: Reported Production and Water Injection - Unit B Upper Muddy	29
Figure 13: Reported Production and Water Injection - Unit B Lower Muddy	30
Figure 14: Reported Production and Water Injection - Unit B Dakota	31
Figure 15: Simulation Grid	33
Figure 16: Region Areas - Upper Muddy	35
Figure 17: Region Areas - Lower Muddy	35
Figure 18: Region Areas - Dakota	36
Figure 19: Upper Muddy Core Permeability vs. Porosity	38
Figure 20: Lower Muddy Core Permeability vs. Porosity	38
Figure 21: Dakota Core Permeability vs. Porosity	39
Figure 22: Dakota Oil-Water Relative Permeability	40
Figure 23: Dakota Oil-Water Capillary Pressure	40
Figure 24: Dakota Gas-Liquid Relative Permeability	41
Figure 25: Dakota Gas-Liquid Capillary Pressure	41
Figure 26: Lower Muddy Oil-Water Relative Permeability	42
Figure 27: Lower Muddy Oil-Water Capillary Pressure	42
Figure 28: Lower Muddy Gas-Liquid Relative Permeability	43
Figure 29: Lower Muddy Gas-Liquid Capillary Pressure	43
Figure 30: Upper Muddy Oil-Water Relative Permeability	44
Figure 31: Upper Muddy Oil-Water Capillary Pressure	44

Figure 32: Upper Muddy Gas-Liquid Relative Permeability	45
Figure 33: Upper Muddy Gas-Liquid Capillary Pressure	45
Figure 34: Oil Formation Volume Factor	46
Figure 35: Solution Gas-Oil Ratio	47
Figure 36: Oil Viscosity	47
Figure 37: Unit B History Match Results	54
Figure 38: Unit B CO2 Injection Patterns	56
Figure 39: Base Case Prediction - Upper Muddy	58
Figure 40: Base Case Prediction - Lower Muddy	59
Figure 41: Base Case Prediction - Dakota	59

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List of Tables

Table 1: Wells Used in Petrophysical Analysis	16
Table 2: Petrophysical Analysis Average Porosities	21
Table 3: Simulation Model Parameter Summary	34
Table 4: Upper and Lower Muddy Core Data	36
Table 5: Dakota Core Data	37
Table 6: Base Case Prediction - Upper Muddy	62
Table 7: Base Case Prediction - Lower Muddy	63
Table 8: Base Case Prediction - Dakota	64

Executive Summary

This South Glenrock Unit B study has resulted in the quantification of a number of parameters per the project objectives. This report addresses the Upper Muddy, Lower Muddy, and Dakota formations in the South Glenrock B Unit. NITEC reminds users of this report to take careful note of the reported data quality issues and simplifying simulation assumptions that went into the generation of reported values.

Database

We believe that the project has resulted in the most comprehensive accumulation of data on the South Glenrock B Unit (SGBU) since it was operated by the Continental Oil Company. This data will provide a good technical basis for future operating decisions and studies.

Original Oil in Place

The Original Oil in Place (OOIP) has been determined for the productive formations in the SGBU. The estimated OOIP for the formations is

•	Upper Muddy	39.6 MMSTB

•	Lower Muddy	42.9 MMSTB

•	Dakota	87.8 MMSTB

The South Glenrock A, B, and C units comprise a common field in each of the formations. However, the B Unit contains the bulk of the reservoir quality rock in each of the formations. The A Unit, northwest of the B Unit, has produced from all three formations. The C Unit, southwest of the B Unit, has produced from both Muddy formations. The reported OOIP is based on the B Unit boundaries.

Remaining Oil in Place

The remaining oil in place in SGBU is based on the cumulative oil production to date and the original oil in place from the simulation model. Net migration into or out of the SGBU area during the field’s productive life has not been estimated, but we believe that these volumes are not significant. The cumulative oil production by formation from the simulation model is generally consistent with the reported historical oil production by formation.

The estimated remaining oil in place in each formation in the Unit based upon the reservoir simulation work is:

•	Upper Muddy	28.6 MMSTB

•	Lower Muddy	27.4 MMSTB

•	Dakota	57.1 MMSTB

CO2 Flood Recoverable Oil

Simulation predictions of continuous CO2 injection into each of the reservoirs were made. The simulations assumed that each reservoir was operated independently of the other and that the maximum amount of CO2 available for purchase (40 MMSCF/D) was utilized. Predicted oil recoveries over a 23 year period were:

•	Upper Muddy	6.0 MMSTB

•	Lower Muddy	8.1 MMSTB

•	Dakota	19.7 MMSTB

Conclusions and Recommendations

1.	The Upper Muddy, Lower Muddy, and Dakota reservoirs are naturally fractured based on core analysis reports and reservoir simulation history matching results.

2.
Original oil in place estimates in the Upper Muddy, Lower Muddy and Dakota formations from earlier studies are generally consistent with estimates resulting from detailed reservoir simulation when natural fracturing in the reservoirs is taken into account.

3.
Reported production for each of the reservoirs in South Glenrock Unit B is generally consistent with simulation model results for the Dakota formation. The Upper Muddy formation appears to have produced less oil than reported, while the Lower Muddy may have produced more oil than reported. The difference is approximately three million STB.

4.
The minimum miscibility pressure (MMP) of CO2 to the present reservoir oils has been estimated for the Muddy formations at 2050 psia and for the Dakota formation at 2250 psia in the absence of laboratory miscibility tests. These values are consistent with industry correlations and recent MMP laboratory tests in the Big Muddy Field.

5.	Based on the MMP estimated for each of the formations, miscible displacement should be achievable in the field at typical injection and production rates and pressures.

6.
Based on the compositional model prediction results, it is reasonable to expect an additional oil recovery of 6.0 MMSTB in the Upper Muddy, 8.1 MMSTB in the Lower Muddy, and 19.7 MMSTB in the Dakota reservoirs over a 23 year period of continuous CO2 injection. These additional recovery amounts are based on certain assumptions concerning development strategies, operational constraints and conservative reservoir performance characteristics that are described later in this report. While all of the operational assumptions are believed to be realistic and the results to be achievable and conservative additional optimization of recovery should be investigated.

Upon initiation of the CO2 flood project the following actions are recommended:

1.	Core acquisition and analyses

2.	Detailed petrophysical analysis and modeling to identify rock property variation

3.	Geomechanical analysis to identify stress directions and magnitudes

4.	Image logs in selected wells to identify fracture characteristics

5.	Detailed geological modeling to identify the extent of the fractures and the reservoir

6.	Updating the simulation model to include changes in reservoir characterization

7.	Sensitivity studies to improve recovery efficiency

8.	Sensitivity studies to optimize the facilities and operational procedures

Introduction

The South Glenrock Field, Converse County, Wyoming was discovered in 1950 and has produced from the Upper Muddy, Lower Muddy and Dakota formations. Water flooding was initiated in the Upper Muddy and Dakota formations in the South Glenrock B Unit in 1961 and in the Lower Muddy formation in 1963. Approximately 197 well completions are recorded in the Wyoming Oil and Gas conservation Commission (WOGCC) files for the SGBU. State records indicate that only the A and B Units are active (production and water injection) today.

The objectives of this project were to:

•	Review all relevant data provided by Rancher Energy;

•	Acquire additional data as required;

•	Estimate the OOIP in the Upper Muddy, Lower Muddy and Dakota formations;

•	Estimate the remaining oil in place in the Upper Muddy, Lower Muddy and Dakota formations; and

•	Estimate Recoverable Oil in the Upper Muddy, Lower Muddy and Dakota formation under a CO2 recovery mechanism.

In order to accomplish these objectives NITEC acquired monthly production reports from the WGOCC archives. Production was organized by individual wells and formation. Geological correlation work was performed to develop a consistent structural model of each formation. Gross interval isopach maps were prepared to aid in OOIP calculations. Petrophysical analysis was carried out on a select number of wells for the verification of initial water saturation and porosity values. Volumetric calculations were made and productive limits established through reservoir simulation to determine the OOIP.

A reservoir simulation model of the B Unit area was developed to determine the potential for oil recovery under continuous CO2 injection.

Discussion

Data Sources

Data for this project were provided by or acquired from a number of sources. These data and their sources are summarized below.

Well Files

Well files were available for all SGBU wells as well as a few wells adjacent to the Unit boundaries. These files contained valuable well completion histories, core analysis reports, pressure build up surveys, etc.

Well Log Surveys

Well log surveys were provided on most of the SGBU wells, including wells in the surrounding area, in raster images in a Petra software database. Many of the well log surveys over the productive formations were also available in LAS format. Interpreted log data was not available.

Production History

Tabular or digital production data for individual wells in the SGBU were not available. Various copies of monthly production reports which had been submitted to the State were available, but had not been summarized. These monthly reports were incomplete. Missing monthly production reports for all wells in the Unit back to the 1950s were gathered from the WOGCC archives. Data after January 1, 1978 was downloaded from the WOGCC web site. The data are being digitized and organized into a comprehensive production database.

In order to develop a valid production history for all wells for this study, a report in the files titled “Central file - South Glenrock “B” Unit 1980 Unpublished Reservoir study” was used. This report documents individual well primary and secondary oil production as of September 1980. These values coupled with individual well decline curves available in the files were utilized to develop the production histories for this phase of the study. A more detailed discussion can be found in the section Remaining Oil in Place.

Once the monthly production reports have been digitized and quality control completed, they will be incorporated into later study phases.

Water Injection History

Water injection reports over six month periods which had been submitted to the State were available until June 1982. These reports provided individual well water injection histories. Water injection data after 1982 was downloaded from the WOGCC web site.

Reservoir Pressure

Reservoir pressure data was available in a number of study files. The data included fluid level surveys, bottomhole surveys at the time of completion and pressure buildup tests.

Field Study Reports

Numerous reservoir study reports were available in the files. These reports were generally associated with studies of water flood performance from the 1960s through the 1980s. These provided valuable insights and quantitative data for use in the study.

Data Quality

The quality of the data available for this project was adequate to meet the objectives of the project. However, it is important to document data quality issues that were found, as the data will likely be used in the future for additional and more detailed analyses. Specific data quality issues are documented below.

Oil Fluid Properties (PVT)

Five PVT analysis reports form the 1950s were available in the field files. Three were in the Dakota (SGBU 36, 41, and 72), one in the Lower Muddy (SGBU 38) and one in the Upper and Lower Muddy (SGBU 63). Compositional analysis was available for the SGBU 38 and SGBU 72 samples. All appeared to have been downhole samples. However, review of the initial producing GOR values (approximately 100 SCF/STB) from the Dakota formation indicated that the SGBU 72 sample was not representative due to its low GOR at saturation pressure (50 SCF/STB).

Production History

Throughout the life of the B Unit area, individual wells were both produced from individual formations and also from formations in commingled fashion. The commingling and isolation of individual formations often occurred in the same wells.

In turn, production has generally been reported on a formation basis throughout a well’s history with the exception of a period in the early 1950s. During the early 1950s production was generally reported by tank battery or by lease totals. Individual formations were not identified and production was not allocated back to individual wells. After the early 1950s it is not clear how production was allocated to individual formations in wells with commingled production. We have generally accepted and reported the production as reported in the monthly reports to the WOGCC. However, in some instance, NITEC has changed the production reported in one formation to another formation based on the well completion records. These adjustments were generally minor. A discussion of production by formation is provided in the section Remaining Oil in Place.

Geologic Interpretation

Geologic data used to in this study consisted primarily of raster and digital log data and various reports, maps, and documents made available from the field’s well files. Maps, cross-sections, and surface grids for this study were constructed using the Petra software. Primary emphasis was placed on defining the gross structural aspect of the field and defining the upper and lower boundaries of the major producing sandstones. All plates referenced in this section of the report are located in Appendix B.

South Glenrock Field is located in the extreme south-southwestern portion of the Powder River Basin in Converse County, Wyoming about 15 miles east of the city of Casper. The B Unit is part of a larger oil producing area that also includes the contiguous South Glenrock “A” and “C” Units, the nearby but separate Glenrock Field proper, as well as the nearby but slightly farther removed Big Muddy and Brooks Ranch fields. All are associated with the nearby town of Glenrock and are commonly referred to simply as “Glenrock”, not only because of their proximity to each other and the town, but also because of some of their shared geologic parameters.

These fields are all located on the large southwest-northeast trending Big Muddy anticline. Big Muddy Field, discovered in 1916 (with production from the Shannon Formation at about 950 feet), is located on the crest of this anticline and is the only field in the producing complex which has any demonstrable structural closure. By 1946, deeper drilling at Big Muddy on the northeastward down-dip plunge of the anticline had developed reserves in the underlying Dakota formation in the field. Then about 3-4 miles east of this Dakota development at Big Muddy, a well was drilled in 1949 to test the Dakota. Production was discovered in the overlying Muddy Formation, which resulted in Glenrock Field. In 1950, drilling between the Big Muddy and Glenrock fields, substantially down-dip structurally from the anticlinal crest (but up-dip from Glenrock Field) resulted in the discovery of oil at South Glenrock in the Muddy and Dakota formations. Over time as South Glenrock was developed and the field extended, the field was divided into the three production units (A, B and C) present today. Of these, the “B” unit is the most extensive and produces from both the Muddy and Dakota. Figure 1 shows the stratigraphic relationships of the Muddy and Dakota sandstones to the beds above and below in the South Glenrock area.

Figure 1: Stratigraphic Column

Dakota Formation

The Dakota sandstone is the deepest and most important reservoir in South Glenrock and has likely produced the majority of the oil to date. It is encountered at a drilling depth of approximately 6,500 feet in the central part of the field. Although the Dakota zone underlies the entire field, the better reservoir quality sandstone is localized to a central trend which ranges in thickness up to about 70 feet and averages about 50 feet. As shown on Plate 1, this trend underlies an area in the central and south-central part of the field that comprises approximately 5-6 square miles. Reservoir quality Dakota sandstone does not appear to be present south of this trend across the southernmost extent of the field where the formation is represented by thin, poor quality sandstones and siltstones. To the north of this thick central trend or “pod” of Dakota sandstone, in the northern and north-central part of the field, Dakota sandstone is also present but only averages about 20 feet thick. This change from thick sandstone to thinner sandstone to the north takes place along a line generally bisecting Section 8-T33N-R75W in a northeasterly direction and represents a depositional facies change.

The thick Dakota sandstone pod occupying the central portion of the field area is fluvial sandstone(s) likely deposited mainly as a series of amalgamated point bars. The base of the Dakota locally exhibits down-cutting into the underlying Fuson shale. The sands contain plant fragments and wood debris and are coarser at the base while becoming finer upward. Published reports indicate that the sandstone is more porous and permeable at the base, decreasing upward; further, when considered regionally, the Dakota at South Glenrock lies along a shoreline trend that is known to extend to the northwest at least as far as Teapot Dome (approximately 30-40 miles). Along this shoreline streams flowing generally from the southwest entered the Western Interior Cretaceous Seaway that occupied central Wyoming during Dakota time. The thick Dakota sandstone in the central part of South Glenrock was deposited in one of these distributory stream systems close to the marine shoreline as part of an overall destructive delta system. For these reasons, the resulting Dakota fluvial sand build-up, though originating as a stream deposit, probably was reworked at some point by marine processes; i.e. wave and current action prior to burial by ensuing deposits.

The origin of the thinner, but still productive Dakota sandstone in the northern part of the field is less definitive. Based on log character and the regional depositional setting, it is likely marine in origin, e.g. a beach or nearshore regressive unit. It may be slightly older than the Dakota sandstone described above and could represent the regional regressive Dakota deposit into which the trailing Dakota channel was down-cut. Although the two sands originated in different depositional settings, it seems clear that in the field subsurface they are in sand-to-sand contact with one another without an intervening impermeable barrier.

Muddy Formation

The Muddy Formation overlies the Dakota and is separated from it by the marine Skull Creek shale. The interval between the top of the Muddy sequence and the top of the Dakota is about 200 feet thick. Drill depth to the Muddy in the central part of the field is approximately 6,300 feet. As cross-sections on Plates 6 and 7 show, the Muddy interval can be divided into two coarse sequences - an upper and lower Muddy based on the sandstone reservoirs and intervening shale development.

The Lower Muddy sandstones clearly originated as a series of fluvially related sandstones deposited by a meandering stream system contained in a paleo-valley, i.e. even though they are both fluvial they likely originated farther up the depositional dip than did the Dakota sandstones. The Lower Muddy stream system entered the field area from the southwest (See Plate 2) and then flowed in an arcuate shape turning back to the northwest across the field. In the cross sections shown on Plates 6 and 7, the Lower Muddy also exhibits local down-cutting by individual sands, fining upward characteristics and overall has a stream-like morphology when mapped on a sub-regional or regional scale. It is important to note that the Lower Muddy is not a single field wide reservoir. What is referred to here as the Lower Muddy is actually a compilation of several individual Muddy sandstones contained within the overall Lower Muddy interval. Although they were all deposited within the same stream system in the same paleo-valley, they are not all necessarily connected in the subsurface and indeed there are areas in the field where no sands were deposited anywhere within the Lower Muddy interval. Although beyond the scope of this study, previous workers have subdivided and mapped the Lower Muddy into as many as 5 separate reservoirs or sand pods. For purposes of this study all the sandstones present within the interval were correlated as time equivalent from a depositional standpoint, i.e. as if they were connected, whether they occur higher or lower within the interval. Using this technique as a first pass overview of the sand distribution within the interval reveals the stream pattern of the deposition and the occurrence of at least three major sand buildups within the paleo-valley as shown on Plate 2. The gross aggregate of these Lower Muddy sand buildups ranges up to approximately 35 feet in thickness with an average of approximately 20-25 feet. Additional analysis should include a project to correlate and subdivide the Lower Muddy interval into as many depositional and reservoir units as are feasible.

The Upper Muddy sandstone is located at or near the top of the Muddy interval and is separated from the top of the Lower Muddy sandstones by approximately 30-50 feet of shale. The Upper Muddy is much thinner than the Lower Muddy, but more uniform in thickness. As shown on Plate 3, the Upper Muddy only reaches a maximum thickness of approximately 10-12 feet with an average of approximately 6-8 feet. It appears that there are other parallel Upper Muddy sand developments to the west of the one mapped across South Glenrock. Because of its thin, uniform thickness, elongated morphology, and the presence of similar sand bodies paralleling the field the Upper Muddy is probably a near shore marine bar sand.

Structure

Structure maps of the field were drawn on two marker horizons, one a few feet above the top of the Muddy in the basal part of the Mowry Shale (Plate 4), and the second on a marker bed a few feet above the top of the Dakota (Plate 5). Both of these datums better represent the structural configuration of the field than the tops of the sandstone intervals which are impacted by deposition. As indicated on Plates 4 and 5 (Appendix B), the field is on the eastern plunge of the Big Muddy anticline and dip direction in the field varies from southeast to east to northeast moving around the anticline from south to north. In the central and southern part of the field, the dip rate is about 500 feet per mile, but increases significantly to more than 1500 feet per mile on the northeast flank of the structure.

As can be seen on the Upper Muddy isopach (Plate 3), interestingly there is an area trending southwest-northeast across the field, essentially bisecting Sec. 8, T33N-R75W, where no upper Muddy sandstone was deposited. This is near the same place where the depositional facies change mentioned above takes place in the Dakota formation shown on Plate 1. The Lower Muddy also thins across this part of the field (Plate 2). On the structure maps this part of the field is associated with the north flank of eastward protruding “flat”, i.e. less steep, area along the axis of the anticline. It is postulated that a fault trending northeast-southwest is present in Section 8 that affected deposition and could provide some field compartmentalization. Additional work is needed to determine if a fault cut can be found in the shallower portion of the existing wells in this area.

As shown on Plates 1 and 4, a faulted zone is present between South Glenrock and the Glenrock Field proper located to the northeast. No direct evidence of this zone was found in the well data examined for this report; however it is included in numerous other documents previously prepared by other authors that likely had access to geophysical data and therefore is included herein. This is also a case for the approximate location of an oil/water contact as shown on Plates 1 and 4. Note that previous workers have indicated that this contact cuts across structural contours on the southern end of the structure, but tends to follow structural contours (as well as parallel the fault zone) along the northeastern extent of the field.

All three horizons that are productive in the field have a strong stratigraphic trapping overprint. They are sandstones encased in shale that are draped over the end of the plunging Big Muddy structure with no anticlinal closure present.

Maps and Cross-sections

For purposes of the cross sections and mapping, the following horizons (in descending order) were correlated across the field and are shown in table form in Appendix A.

Lower Mowry Marker (used to represent the top of the Muddy structure)

Top Upper Muddy Sandstone

Base Upper Muddy Sandstone

Base Upper Muddy Model Marker (to separate Upper and Lower Muddy for modeling)

Top Lower Muddy Sandstone

Base Lower Muddy Sandstone

Base Lower Muddy Model Marker (to separate Muddy and Dakota for modeling)

Dakota Marker (used to represent Dakota structure)

Top Dakota Sandstone

Base Dakota Sandstone

Additional Comments

While studying the available published data for South Glenrock several pieces of information where found which, though beyond the scope of this initial study, should be noted. Most, but not all, are from articles published by William (Skip) Curry who was personally responsible for discovering South Glenrock and over the years has studied the field in far greater detail than anyone else.

1.	The Dakota has a well defined oil-water contact that is tilted at about 500 ft/mile along the southern edge.

2.	No water has ever been recovered on drill stem tests of the Lower Muddy.

3.
The Dakota production in the Big Muddy Field is from a different Dakota facies than the one producing in South Glenrock (i.e. the Dakota channel facies recognized here-in is not present in Big Muddy and the production there is from a thin regional sand).

4.
The Muddy formation does not produce in the Big Muddy Field (i.e. neither the Lower Muddy channel facies nor the Upper Muddy bar facies recognized here-in are developed over the crest of the Big Muddy structure). The Shannon formation does produce in the Big Muddy Field; however it requires structural closure which is not present at South Glenrock.

5.	Many cores from South Glenrock show some evidence of natural fracturing.

Petrophysics

Numerous reports in the field files report average porosity and water saturation values for each formation on a field wide basis. Undoubtedly, these were based on some level of petrophysical analysis (well logs and cores). Since well log analyses were not available in the files, in part due to the age of the well logs, NITEC chose 24 wells throughout the field on which to evaluate porosity and water saturation from the available well logs. These 24 wells were selected based on the completeness of the log coverage over the entire productive interval, their areal distribution and the availability of core. Table 1 summarizes the selected wells.

				Original Formation Top Picks				Revised Dakota Picks
SGBU Well No.	API No.	Cored Formation	KB	Mowry Res Marker	Upper Muddy	Lower Muddy	Top Dakota	Top Dakota Sand	Base Dakota Sand
4	6009		5196	6329	6349	6373	6512	6532	6552
9	5935		5249	5874	5894	5919	6068	6091	6107
24	5720	DK	5205	5704	5723	5746	5894	5917	5936
27	5725		5099	5930	5948	5971	6112	6120	6177
30	5731	DK	5047	6468	6488	6509	6653	6680	6718
47	5636		5039	6022	6040	6060	6198	6200	6264
51	5637		5142	5673	5695	5714	5847	5847	5883
62	5592		5047	5863	5882	5902	6040	6050	6113
72	5574		5165	6646	6664	6686	6826	6828	-
84	5222	DK	5105	5757	5776	5801	5940	5984	6002
88	5491	UM, DK	5071	5899	5918	5941	6072	6074	6144
89	5494	DK	5067	5955	5974	5997	6129	6146	6193
90	5505		5089	6002	6020	6042	6171	6177	6243
99	5476	UM	5218	6474	6492	6511	6636	6639	6705
105	5424	DK	5077	5934	5953	5981	6111	6114	6174
106	5467	DK	5077	5902	5925	5940	6070	6100	6125
116	5457		5330	6564	6582	6606	6751	6752	6816
119	5432		5152	6247	6267	6294	6435	-	-
146	5390		5115	5852	5871	5891	6031	6053	6065
156	5345		5399	6932	6951	6975	7109	-	-
182	6262	UM, LM, DK	5070	6040	6058	6084	6234	6251	6276
191	6070		5266	6289	6311	6333	6475	6499	6516
199	20423		5174	5636	5656	5676	5809	5811	5863
201	20556		5232	6455	6479	6495	6638	-	-

Table 1: Wells Used in Petrophysical Analysis

The available well logs generally consisted of a gamma ray, SP, and a deep resistivity tool. No porosity tools were available. Of the 24 wells in the study, 9 had core data. For those wells, the core distribution was:

•	3 wells with core in the Upper Muddy;

•	1 well with core in the Lower Muddy; and

•	8 wells with core in the Dakota.

Porosity was estimated from neural net software which was trained using the core derived porosities. The training inputs were:

•	SP, shifted so that the shale baseline equaled zero;

•	LONG_RESISTIVITY, the Long Normal resistivity;

•	Core porosity, in 9 wells; and

•	ZONE curve, a flag curve to distinguish between Muddy and Dakota in the neural net training.

Four neural nets were trained on the wells containing core data, with differences in the inputs in the ZONE curve only. In the four cases, the zone curve values were:

•	Zone value changed 10 feet above Dakota top;

•	Zone value changed at Dakota top

•	Zone value not used in the neural net;

•	Zone value changed at the Dakota sand top.

Results for predicted porosity were best for the Muddy in the first case above, and best for the Dakota in the second case above. A combined best porosity curve was created from the best curves above, and called PHIX. The neural net porosity and the core porosity are shown in Figure 2 for well SGBU 182.

Figure 2: Well SGBU 182 Petrophysical Analysis Results

Archie parameters were determined by Pickett plots (Figure 3 and Figure 4), with expected Rw values found in the literature, but with actual values determined by the data.

Figure 3: Pickett Plot, All Wells, Muddy, Points with Vsh < 0.3

Figure 4: Pickett Plot, All Wells, Dakota, Points with Vsh < 0.3.

Water saturations were determined from the LONG_RESISTIVITY and PHIX (predicted porosity) curves using the following Archie parameters:

•	A = 1.0

•	M = 2.0

•	N = 2.0

•	Rw = 0.23 @ FmTemp (Muddy)

= 0.15 @ FmTemp (Dakota)

The computed porosities were combined with the formation tops to compute average values for each formation in each of the 24 wells. Those calculations are summarized in Table 2. The individual well log trace plots for the wells with cores and three other wells are provided in Appendix C. Plots for all wells are available in the project work files.
Well	Average Porosity
	Upper Muddy	Lower Muddy	Dakota
4	0.217		0.114
9	0.194		0.112
24	0.214		0.125
27	0.151		0.123
30	0.099		0.100
47	0.141	0.240	0.104
51		0.188	0.121
62	0.159	0.197	0.109
72	0.181		0.110
84	0.236		0.144
88	0.180		0.117
89	0.215		0.108
90			0.144
99	0.096		0.119
105	0.165		0.137
106			0.126
116	0.213	0.205	0.102
119	0.215	0.219
146	0.189	0.201	0.109
156	0.221
182	0.239	0.150	0.134
191	0.182	0.189	0.106
199			0.149
201		0.148

Table 2: Petrophysical Analysis Average Porosities

While the petrophysical analysis results are promising, it was decided that the quality of the results did not warrant the time and expense to develop porosity and water saturation for every well in the field. Rather the results support the average values for porosity and water saturation used to initialize the simulation model. In particular, it was felt that the evaluation of net thickness (porosity and water saturation cut-offs) was not definitive based on the available logs.

Original Oil in Place

The maps shown in Appendix B were utilized to develop the initial volumes of oil in place in each of the three formations. Net thickness and porosity values from each of the petrophysical analysis wells were mapped and volumetric calculation were made. This approach resulted in oil in place volumes that were felt to be too high. (This was later confirmed in the simulation model.) We believe that the petrophysical analysis, which lacked cut-offs, resulted in net/gross thickness values that were too high. The parameters used in this “initial” assessment of OOIP are noted below.

Formation	Area, acres	Swi, %	Boi, rb/STB	OOIP, MMSTB
U. Muddy	7290	28.0	1.2	22.9
L. Muddy	5044	20.0	1.29	62.1
Dakota	9456	28.0	1.062	130.5

Subsequent simulation history match results, discussed in the section Reservoir Simulation Model, provided OOIP values that were more consistent with earlier reported work. The final OOIP values are noted below.

Upper Muddy  39.6 MMSTB

Lower Muddy  42.9 MMSTB

Dakota   87.8 MMSTB

Remaining Oil in Place

At the start of the project complete historical individual well production records were not available. The gathering of this information was not completed in time to incorporate into the study. In order to conduct meaningful simulation modeling, it was necessary to develop individual well production histories.

Two key sets of data allowed us to develop individual well histories that we believe are generally consistent with actual performance. These data were the individual well production plots by formation from reports prepared in the 1970s and a report titled “Central file - South Glenrock ‘B’ Unit 1980 Unpublished Reservoir Study”. This report contained a tabulation of individual well cumulative primary and secondary oil recoveries by formation as of September 1980. The end of the primary period and the start of the secondary period were defined for each well and formation. Water production was also reported.

NITEC utilized the production plots to establish the initial production rate and the primary recovery decline rate for each well. These were combined with the beginning and end of the primary period to construct a monthly oil production rate history that resulted in the reported cumulative primary oil recovery for each well. Accordingly, the peak production rate during the secondary recovery period was picked from the production plots when available and a rate schedule established based on the reported cumulative secondary oil recovery at September 1980. When production plots were not available, the peak rate was estimated based on analogous well performance. Water production rate profiles were created in a similar manner. Oil and water production rate profiles were develop such that the rates at September 1980 were consistent with WOGCC records as of November 1980.

This approach honors the reported cumulative oil and water production at each well. We believe that this process has resulted in a representative production profile from the start of production in the Unit to September 1980. After September 1980, production available from the WOGCC website on an individual well basis was used. The Unit and formation production plots that follow are the result of this process. Gas production was not reported in the September 1980 study or on the production plots. Hence, it was not estimated. Post September 1980 gas production was obtained from the WOGCC web site.

The total oil production from the SGBU through November 2006 is approximately 62.1

MMSTB. The total field production and water injection performance is shown in Figure 5. The reported gas production is based on the WOGCC web site beginning in January 1978. Two peaks in oil production are observed. The first in the 1954-55 period is due to drilling of new wells in the field. The second in the 1964-66 period is due to water flood response in the various formations. Water injection was initiated in September 1961.

Figure 5: Unit B Production and Injection History

Individual well cumulative oil and water production and water injection by formation is provided in Appendix D. Figure 6, 8, and 10 show the cumulative oil production for each well by formation as bubble maps. Figure 7, 9, and 11 show the cumulative water injection for each well by formation as bubble maps.

Figure 6: Unit B Upper Muddy Cumulative Oil Production Bubble Map

Figure 7: Unit B Upper Muddy Cumulative Water Injection Bubble Map

Figure 8: Unit B Lower Muddy Cumulative Oil Production Bubble Map

Figure 9: Unit B Lower Muddy Cumulative Water Injection Bubble Map

Figure 10: Unit B Dakota Cumulative Oil Production Bubble Map

Figure 11: Unit B Dakota Cumulative Water Injection Bubble Map

As production has been reported by formation over the life of the field, this data has been compiled. Figure 12, 13 and 14 show the reported performance of the Upper Muddy, Lower Muddy, and Dakota formations.

Many of the wells in the field were produced from multiple formations in a commingled manner. Hence, production reported by formation was subject to allocation by the operator. The basis for the allocations is not known. Based on the comparison of the water injection rate curve (solid blue line in lower panel) with the total liquid production curve for each formation that beginning in the late 1980s some allocation “errors” clearly exist. The Dakota formation water injection is consistently less than the total liquid production. In turn, the water injection is greater than the total liquid production in the other two formations. The reservoir performance should be approaching steady state by this time in the water flood life. (The total field rate curves support this assumption.) This assumes that the allocation of water injection to the individual formations is correct. If this assumption is made, this suggests that more oil was likely produced from the Upper and Lower Muddy formations and less from the Dakota than the records indicate. This may have been offset by cross flow between the higher pressure Dakota and the lower pressure Muddy formations in the commingled wells.

It is also of interest to note the periods on the Upper Muddy and Lower Muddy figures where the water cut drops to zero, while the water injection rate is still positive. During these times oil and water production was not reported on the WOGCC web site. It is not clear if the production was merely not captured on the web site or was incorrectly mis-allocated to the Dakota formation which does not show similar gaps in the data.

Figure 12: Reported Production and Water Injection - Unit B Upper Muddy

Figure 13: Reported Production and Water Injection - Unit B Lower Muddy

Figure 14: Reported Production and Water Injection - Unit B Dakota

Based on these reported data (report titled “Central file - South Glenrock ‘B’ Unit 1980 Unpublished Reservoir Study” and the WOGCC web site records), the cumulative oil production from each of the formations is

Upper Muddy  15.4 MMSTB

Lower Muddy  13.0 MMSTB

Dakota   33.8 MMSTB

A discussion of the validity of the reported production by formation is discussed in the section Model Calibration (History Match).

These reported production values results in an estimate of the remaining oil in place for each formation of

Upper Muddy  24.2 MMSTB

Lower Muddy  29.9 MMSTB

Dakota   54.0 MMSTB

As we do not know the basis for the allocation of commingled production to individual formations, we have relied on the reservoir simulation model to carry out this task based on reservoir properties and performance. Hence, these implied values for remaining oil in place are not considered to be valid. Subsequent reporting of remaining oil in place will be based on the simulation model oil in place and simulated production and injection by formation.

Reservoir Simulation Model

Model Area

The area chosen for the simulation model covers South Glenrock B Unit. Geologic maps have been extended beyond the unit boundaries based on available well control. However, wells outside of the B Unit which may be producing from any of the three formations have not been included in the simulation model at this time. Subsequent updates to the simulation model should incorporate these wells.

Figure 15 shows the simulation model grid system, boundaries and well locations.

Figure 15: Simulation Grid

Model Parameters

The simulation model is comprised of 133 grid cells in the x-direction and 155 grid cells in the y-direction. The individual cells have dimensions of 264 ft by 264 ft. The Upper Muddy formation is divided into 2 layers of equal thickness. The Lower Muddy formation is divided into 3 layers. The Dakota formation is divided into 4 layers.

Structure and gross interval isopach maps developed by Continental Oil Company were utilized in the model. These maps were found in the report titled “An Operations Review of the South Glenrock Block “B” Unit, November 1977” by A.B. Cline, Jr. The Upper Muddy structure and isopach maps were updated (extended) in November 1984. These updated maps were used for the Upper Muddy formation. These are shown at the end of Appendix B. These maps were used in order to complete the simulation work within the required time period. They are not appreciably different than the final maps discussed in the section Geological Interpretation and shown in Appendix B.

Average porosity, irreducible water saturation and residual oil saturation to water values from earlier work by Continental Oil Company documented in an unpublished 1980 reservoir study were used. These are shown in Table 3. Note that the Upper Muddy and Lower Muddy are divided into areas within the field. Those area designations are shown in Figure 16 and Figure 17. The Dakota is shown in Figure 18 for completeness. These average properties were developed from the extensive core data that has been gathered in the field and are generally consistent with the petrophysical well log analysis discussed earlier. No attempt was made to map these properties beyond the areal distributions noted.

	Upper Muddy		Lower Muddy				Dakota
	A	B	A	B1	B2	B3
Porosity, %	21.4	20.1	14.0	14.7	13.1	14.0	14.2
Swir, %	29.5	23.8	20.0	20.0	20.0	20.0	28.0
Sorw, %	NR	NR	30.0	30.0	30.0	30.0	NR

Table 3: Simulation Model Parameter Summary

Figure 16: Region Areas - Upper Muddy

Figure 17: Region Areas - Lower Muddy

Figure 18: Region Areas - Dakota

Permeability versus porosity data were evaluated for each of the formations. Core analyses of porosity and permeability were available in digital format for 13 wells in the Upper Muddy, 7 wells in the Lower Muddy and 24 wells in the Dakota. Table 4 and Table 5 summarize the data used to develop matrix porosity-permeability relationships for each formation.

Upper Muddy				Lower Muddy
A		B		A		B
Wells	Data Pts	Wells	Data Pts	Wells	Data Pts	Wells	Data Pts
21	9	29	5	35	4	29	11
22	9	88	7	182	30	185	37
35	5	99	5	184	31
181	9	114	4	186	33
182	9	115	8	188	32
186	9	185	7
188	14

7	64	6	36	5	130	2	48

Table 4: Upper and Lower Muddy Core Data

Dakota
A		B
Wells	Data Pts	Wells	Data Pts
23	11	29	33
24	11	30	24
36	13	41	43
182	14	42	46
184	12	43	14
188	14	44	38
		84	10
		85	11
		86	40
		88	21
		89	8
		99	60
		100	48
		101	57
		105	59
		106	9
		114	47
		185	22
6	75	18	590

Table 5: Dakota Core Data

The data was plotted and relationships established for each formation irrespective of the A and B areas. The differences between the A and B areas were not significant. Figure 19-21 show the resulting relationships.

Figure 19: Upper Muddy Core Permeability vs. Porosity

Figure 20: Lower Muddy Core Permeability vs. Porosity

Figure 21: Dakota Core Permeability vs. Porosity

Saturation Functions

Figure 22-33 show the final saturation functions for each formation. These were developed using relative permeability end points provided in study reports available in the files and Standing’s relative permeability relationships. Adjustments were required during the history match. The initial capillary pressure relationships were the same as used in the Big Muddy Field, Wall Creek formation study. Then, these were adjusted during the history match.

Figure 22: Dakota Oil-Water Relative Permeability

Figure 23: Dakota Oil-Water Capillary Pressure

Figure 24: Dakota Gas-Liquid Relative Permeability

Figure 25: Dakota Gas-Liquid Capillary Pressure

Figure 26: Lower Muddy Oil-Water Relative Permeability

Figure 27: Lower Muddy Oil-Water Capillary Pressure

Figure 28: Lower Muddy Gas-Liquid Relative Permeability

Figure 29: Lower Muddy Gas-Liquid Capillary Pressure

Figure 30: Upper Muddy Oil-Water Relative Permeability

Figure 31: Upper Muddy Oil-Water Capillary Pressure

Figure 32: Upper Muddy Gas-Liquid Relative Permeability

Figure 33: Upper Muddy Gas-Liquid Capillary Pressure

PVT Properties

The black oil PVT relationships were derived from oil PVT analyses from wells SGB38 and 63 (Muddy) and SGB36 and 41 (Dakota). The basic data are shown in Figure 34-36. For the compositional version of the model (required for the CO2 injection flood predictions) five pseudo-components were used:  CO2, C1, C3+, C5+ and C7+ in the characterization of the Muddy and Dakota oils. The component concentrations were adjusted to achieve the initial GOR of the original reservoir oil at the bubble point pressure.

Note that the Dakota oil is relatively “dead” when compared to the Muddy oil. This has a significant impact on the primary oil recovery from the respective formations as the driving force was dominantly solution gas drive. The Rso of the Upper Muddy oil at the bubble point pressure of 1440 psia is 446 SCF/STB; the Lower Muddy oil Rso at the bubble point pressure of 890 psia is 270 SCF/STB; while the Rso of the Dakota oil at the bubble point pressure of 474 psia is 103 SCF/STB. The saturated portion of the Muddy PVT properties is the same for the Upper and Lower formations. Only the bubble point pressures are different.

Figure 34: Oil Formation Volume Factor

Figure 35: Solution Gas-Oil Ratio

Figure 36: Oil Viscosity

Well Completions

The completion history for wells in SGBU has been complex and varied. As noted earlier, individual well production and injection has been historically reported by formation except in the early life of the area. Many of the wells have produced with multiple formations commingled while other, or the same wells, have produced from multiple formations which were isolated (tubing and annulus, dual tubing strings). The table below summarizes some of this complexity.

	Total Wells	Upper Muddy Completions	Lower Muddy Completions	Dakota Completions	Wells with Multiple Completions (1,2,3) During Life
					1	2	3
Production	197	92	88	127	109	66	22
Injection	83	44	41	42	46	30	7

Within the unit area, 34 wells experienced isolated production from two formations at some time during their life. As noted above, isolated production (single formation) occurred in another 109 wells during production and 46 wells during injection. Approximately 50 percent of the wells reported production or injection under isolated formation conditions and 50 percent reported production or injection under commingled formation conditions.

Details of the well completion histories are provided in Appendix E.

Production Allocation

Considering the complexities associated with the production allocation in commingled reservoirs, NITEC elected to use the numerical simulator to automatically assign the production (or injection) for each formation based on the permeability, thickness, phase mobility values and the instantaneous reservoir pressure.

Model Calibration (History Match)

The dynamic model calibration (history matching) was carried out in a generalized fashion, meaning that the reservoir description parameters were only modified on a formation basis, and no local modifications were made to accommodate any particular well. This decision was made due to time constraints in completing the assigned tasks, and the approximate nature of some of the reservoir characterization parameters, either due to lack of detailed information or due to available time for completing detailed analyses.

The model was initialized as of July, 1950 based on the first reported production in the field. Initial pressure was defined based on earlier study reports. These are shown below.

	Upper Muddy		Lower Muddy		Dakota
	A	B	A	B
Datum (ft)	800	1100	1000	1000	965
Initial Pressure (psia)	2450	2450	2570	2600	2375

The simulation model covers an area that is larger than Unit B, which is the subject of this study. The initial oil in place for the total simulation model is 191.5 million STB. Of this amount, only 170.3 million STB was calculated to be within the Unit B boundaries. The breakdown of the initial fluids in place by formation was calculated to be:

	Upper Muddy	Lower Muddy	Dakota	Total
IOIP (MMSTB)	39.6	42.9	87.8	170.3
IGIP (MMSCF)	18,451	10,727	9,394	38,574

The above values include the matrix and fractures present in the reservoirs. Considering the Dakota formation, approximately 10% of the initial oil in place can be attributed to the fracture pore volume, leaving ~80 MM STBO that can be attributed to the matrix medium. Though less than 10%, similar matrix and fracture distributions are present in the Upper and Lower Muddy formations.

The production and injection schedule data for the simulation model was setup such that from 1950 until 1980 the oil production rates were introduced as the well constraints. After 1980, the well constraints were converted to total produced fluid (oil plus water) rates. This was done for two reasons; 1) after 1980, the oil and water production rate data are reliable, and 2) when the production water cut reaches high levels, specification of liquid rates results in more stable simulation runs.

The first step in the calibration of the model involved testing of the dual porosity (hence fracture) assumption. For this purpose, the simulation model was initialized using the single porosity option and the model was run using the existing production and injection information. The results showed that while the Upper and the Lower Muddy formations were able to produce the desired amount of oil (during the depletion phase), the Dakota formation could not produce (or later inject) given the average matrix permeability values. Considering that the available core analysis reports (in all formations) indicate natural fractures, and the fact that the Dakota formation could not perform adequately using the single porosity model, the use of dual porosity simulation model was justified. An argument can be made for using a dual permeability model for the Upper and Lower Muddy formations and using a dual porosity model for the Dakota formation. This option was considered, but was not adopted due to time constraints associated with the study. In addition, we believe that a dual permeability model will yield relatively optimistic results for CO2 flooding.

Due to the lack of information concerning the fracture directions and present-day horizontal stress directions and their magnitude, the model grid was not re-oriented (hence was kept at an East-West and North-South orientation) and possible anisotropy in fracture permeability was not addressed. The fracture permeability values (in the horizontal direction) were increased until the wells could produce the assigned initial oil production during the depletion stage. This resulted in effective fracture permeability values of 120 mD for the Upper Muddy, and 180 mD for the Lower Muddy and Dakota, respectively. It should be noted that these are the minimum values that are required for most of the wells in these formations to produce the estimated peak rates. Hence, the permeability can be higher than these values. In fact, an analysis at the end of the history matching exercise showed that a few wells (less than 5) could not make their peak rates with these formation based permeability values. Such local modifications to accommodate these few wells were left for the detailed modeling that should be undertaken in the future.

As described earlier, the Upper Muddy formation is represented as two simulation layers, and the Lower Muddy and Dakota formations are represented as three and four simulation layers, respectively. The effective fracture permeability in the vertical direction was found to be low in all three formations (3mD, 5mD and 5mD respectively), however this conclusion comes with a relatively high degree of uncertainty. If gas production information had been available during the depletion period, this uncertainty could have been reduced. These low values were assigned based on the limited amount of pressure data and the performance matching of the waterflooding period. These low values should prohibit gravity segregation during the prediction runs and hence inhibit gravity drainage and yield more pessimistic prediction results.

In the numerical simulator, during the reservoir depletion period, while the fracture permeability controls the maximum attainable oil production rate, the fracture compressibility and especially the matrix-fracture exchange terms control the total (sustained) production from the wells. Sensitivity studies for the fracture compressibility term showed that it is possible to obtain pressure matches in the depletion period for a range of values from 1E-5 to 4E-5 psi-1. Operating within this range, it was decided to adopt 4E-5 psi-1 as the fracture compressibility, due to the fact that higher compressibility will result in lower matrix-fracture exchange terms, and hence will yield pessimistic prediction results for CO2 injection.

The matrix-fracture exchange, in simplified terms, is a linear function of matrix permeability and an inverse non-linear function of fracture spacing. High values yield instantaneous equilibrium between the fracture and matrix media, and lower values provide some transition time. The conservative approach is to adopt lower values, yet it has to be high enough such that historical performance of sustained oil production rates can be achieved in the simulation model. To yield values as low as possible and maintain the necessary oil production in the depletion phase, an overall fracture spacing of 20 feet was selected. It should be noted that this is an unrealistically high value (which results in low exchange terms), and no effort was made to distinguish this value among the three formations. Since the two Muddy formations already have high permeability values, the selected fracture spacing was generally decided by the performance of the wells completed in the Dakota formation.

While fracture permeability and the minimum required matrix-fracture exchange strongly influence the depletion period, the fracture porosity values (among several other parameters) influence the performance of the numerical simulation model during the waterflooding period. After numerous sensitivity runs, it was concluded that the fracture porosity in the Upper Muddy had to be larger than that of Dakota, and the fracture porosity in the Lower Muddy had to be smaller than that of Dakota. These are generalized conclusions, and as with other fracture parameters local variation of fracture porosity was not tested. It should be noted that while this conclusion yields the most reasonable water and oil production profile using the simulator, it is dependent on several other factors, such as; the magnitude of the matrix-fracture exchange, and the combination of the shape of the water-oil imbibition capillary pressure curve and the fracture spacing in the vertical direction. The final fracture porosity values that yielded the best simulation performance are - 1.2% for Upper Muddy, 0.8% for Lower Muddy, and 1.0% for the Dakota.

Given a water-oil imbibition capillary pressure curve, the fracture spacing in the vertical direction (Lzw) will control the residual oil saturation that can be attained in the matrix during the imbibition process. While the fracture porosity dictates the speed of the water movement from the injection wells to the production wells, the Lzw parameter will dictate the shape of the overall water-cut of the produced liquids, especially for an extended waterflooding operation such as this. Several sensitivity runs showed that the value of the Lzw had to be low (1’ to 6’) to match the historical production data. This indicates that the water imbibition into the matrix from the fracture is limited to the natural imbibition process, and has a very limited forced-imbibition component. This is a generalized conclusion for all three formations and a uniform vertical fracture spacing Lzw value of 2 feet was found to yield satisfactory results. Additional sensitivity runs were made to assess if results could be improved by varying the Lzw parameter for individual formations. Because of the commingled nature of the production and injection operations, it was possible to find multiple combinations that yielded similarly satisfactory results.

The final fracture characterization parameter that may impact the performance of CO2 injection is the vertical fracture spacing that influences the gas-oil gravity drainage process. Unlike the water-oil imbibition process, it is known that the presence of fractures cannot provide the capillary discontinuity for the gas-oil drainage within the matrix blocks. This is because the oil phase is always the wetting fluid when compared to the gas phase in sandstones. Hence, under gravity drainage conditions the oil will continue to flow (drain) vertically from one matrix to another despite the presence of the fractures due to capillary continuity. The presence of fractures reduces the drainage rate, but will not provide capillary discontinuity.

In the numerical simulation software used in this study, the drainage saturation (in certain technical publications quantified as “the equilibrium gas saturation”) is controlled by a parameter called Lzg. Theoretically, the Lzg value can be as large as the maximum vertical relief of the formation, which represents complete oil drainage condition as if the fractures could not inhibit the drainage process. For a fractured reservoir, a characteristic Lzg value can be determined through a history matching exercise when free gas is present in the fractures. The lack of gas production data during the depletion period, combined with the commingling of the production streams, prohibited a reasonable test environment. Thus, a value of 30 feet was assigned based on experience in similar environments. When converted to equivalent gas-oil capillary pressure values for the Muddy and the Dakota formations, the Lzg of 30 (feet) corresponds to an approximately 25% reduction in the maximum gas saturation that can be reached during the drainage process. This is an exaggerated reduction when compared to published laboratory tests that indicate a typical reduction of 20% for a 1 mm fracture aperture using a 320 mD rock.

Figure 37 shows the performance of the tuned numerical simulation model compared to the historical production and injection information. The early water production during the depletion period is due to the wells completed near the water contact in the Upper Muddy and Dakota formations. The mismatch in the oil production rate during the late 1960s is due to high water production which was needed to account for the migration of fluids towards the South Glenrock A Unit area. (The reservoir volumes in the A Unit area were included in the model, but the production and injection from the A Unit wells was not.) This slight mismatch enabled the engineers to maintain the reservoir pressure at the anticipated levels (~1200 psia) at the end of the production period. The oil rate mismatch of the 1960s is balanced by the slight overproduction during the mid 1980s; hence the cumulative production is maintained.

Figure 37: Unit B History Match Results

This simulation model history match indicates the remaining oil in place in the SGBU area is approximately 113.1 MMSTB as of January 1, 2006. This is divided between the three formations:

• Upper Muddy	28.6 MMSTB

• Lower Muddy	27.4 MMSTB

• Dakota	57.1 MMSTB.

CO2 Flood Oil Recovery Predictions

To study the future performance of the field for the CO2 flooding process, certain operational constraints and development strategies had to be set. In the future, these constraints can be modified to further optimize the performance of the reservoir. Due to time constraints of this study, optimization was not fully addressed. Each prediction case was initiated at 1/1/2006 to simplify reporting of annual results. In addition, each reservoir was flooded independently of the others to determine the CO2 flood oil recovery efficiency.

The key development strategy assumptions follow:

•	the existing 40 acre well spacing is adequate to develop the field;

•	an inverted nine-spot pattern (each pattern being 160 acres) with a central injector will be adequate to exploit the reservoir;

•	the CO2 injection and pattern production wells will be available at the beginning of operation;

•	the total number of CO2 injection wells (one per pattern), and the number of production wells at the beginning of the CO2 flood are

•	Upper Muddy - 40 injectors, 108 producers

•	Lower Muddy - 31 injectors, 72 producers

•	Dakota - 34 injectors, 90 producers

•	the new wells to be drilled to complete the patterns are

•	Upper Muddy - 2 injectors, 10 producers

•	Lower Muddy - 2 injectors, 2 producers

•	Dakota - 2 injectors, 3 producers

•	the maximum number of new wells for development of all three reservoirs are 5 injectors and 10 producers; and

•	the injector and producer well locations are the same for all reservoirs except as reservoir boundaries may impact a well’s utilization.

For simplicity purposes, the patterns in the simulation model were designed to utilize the existing wells in the field. In reality, it is anticipated that a number of the required wells will be new wellbores. When the information related to the integrity of the existing wellbores becomes available, the patterns may be slightly modified to avoid the unnecessary drilling of new wells.

Figure 38 shows the placement of the pattern wells in the field. The outline indicates the productive limit of the combined three reservoirs.

Figure 38: Unit B CO2 Injection Patterns

The key operational constraints follow:

•	a maximum of 40 MMSCF/D of CO2 will be available;

•	up to 80 MMSCF/D of produced gas can be processed for reinjection;

•	gas production in excess 80 MMSCF/D will result in the most offending wells being choked back to honor this maximum limit;

•	CO2 injection capacity will be 120 MMSCF/D to accommodate the recycled gas and the purchased gas;

•	CO2 will be injected at a maximum bottom-hole pressure limit of 2700 psia, if needed;

•	production wells can be operated such that their flowing bottom-hole pressure can be kept at the minimum value of 2300 psia (a value similar to the miscibility pressure of the dead oil and CO2); and

•	production wells that reach a GOR of 50 MSCF/STB will be converted to CO2 injection wells.

The operational constraints such as the maximum purchase gas and maximum production gas rates were selected to match those that were used in the Big Muddy Field CO2 flooding study, previously performed by NITEC on behalf of Rancher Energy. The consistency in the operational constraints provides the opportunity to compare the performance of individual reservoirs, even though they may be operated under different conditions in the future.

Miscibility calculations were carried out using the equation of state characterization developed for the Muddy and Dakota oils. One-dimensional flood simulations (theoretical slim-tube test) were run with CO2 displacing the current-day dead oil to determine the minimum miscibility pressure (MMP) at reservoir conditions. This was done in the absence of laboratory tests on actual field oil samples. The laboratory tests are in progress.

The calculations indicated a minimum miscibility pressure of 2250 psia for the Dakota oil and 2050 for the Muddy oil at reservoir conditions. These values are consistent with published correlations and earlier studies of miscibility for the Wall Creek oil samples in the adjacent Big Muddy Field.

Finally, from the reservoir performance perspective, it was assumed that 25% of the reservoir will not be available for diffusion of CO2 into the rock matrix, an important mechanism in fracture reservoirs. Since the simulation model does not capture all the geologic and petrophysical variations in the reservoir, it is reasonable to assume that some portions of the reservoir may not be contacted by the injected CO2.

Figure 39 - 41 show the performance of the reservoir simulation model for each of the reservoirs using the development strategy, operational constraints and reservoir conditions described previously.

Figure 39: Base Case Prediction - Upper Muddy

Figure 40: Base Case Prediction - Lower Muddy

Figure 41: Base Case Prediction - Dakota

In each of the figures, starting from the top, the panels represent the following:

•	average reservoir pressure (0-3000 psia),

•	produced GOR (0-100,000 SCF/STB),

•	gas injection rate in gold and gas production rate in orange (MMSCF/D),

•	liquid production rate in blue (MSTB/D), and

•	oil production rate in green (MSTB/D).

The prediction results are discussed by reservoir.

Upper Muddy

The peak oil production rate is approximately 1500 STB/D after one year of injection. This compares to a reported peak during primary production of approximately 2500 STB/D and 3600 STB/D during the water flood. The incremental oil production benefit for the 23 year CO2 flood operation is in excess of 6.0 million STB, which is equal to 15.2% of initial oil in place (39.6 million STB) of the simulation model. The oil production rate at the end of the 23 year period is approximately 600 STB/D.

The CO2 purchase rate of 40 MM SCF/D falls off rapidly during the first year due to CO2 breakthrough in the producing wells and subsequent recycling of the produced CO2. The cumulative CO2 purchase requirement is 24.1 BSCF for the 23 year period. Since the produced gas (CO2+HC) was recycled after mixing with the purchased CO2, the injected gas is not pure CO2 throughout the prediction period. The results indicate that the CO2 content of the injected gas is always above 89%.

Lower Muddy

The peak oil production rate is approximately 6500 STB/D after six months of injection. This compares to a reported peak during primary production of approximately 4000 STB/D and 1000 STB/D during the water flood. The incremental oil production benefit for the 23 year CO2 flood operation is in excess of 8.1 million STB, which is equal to 18.9% of initial oil in place (42.9 million STB) of the simulation model. The oil production rate at the end of the 23 year period is approximately 600 STB/D.

The CO2 purchase rate of 40 MM SCF/D falls off rapidly during the first year due to CO2 breakthrough in the producing wells and subsequent recycling of the produced CO2. The cumulative CO2 purchase requirement is 25.7 BSCF for the 23 year period. Since the produced gas (CO2+HC) was recycled after mixing with the purchased CO2, the injected gas is not pure CO2 throughout the prediction period. The results indicate that the CO2 content of the injected gas is always above 89%.

Dakota

The peak oil production rate is approximately 11,800 STB/D after one year and 3 months of injection. This compares to a reported peak during primary production of approximately 7200 STB/D and 6000 STB/D during the water flood. The incremental oil production benefit for the 23 year CO2 flood operation is in excess of 19.7 million STB, which is equal to 22.4% of initial oil in place (87.8 million STB) of the simulation model. The oil production rate at the end of the 23 year period is approximately 1100 STB/D.

The CO2 purchase rate of 40 MM SCF/D falls off during the second year due to CO2 breakthrough in the producing wells and subsequent recycling of the produced CO2. The cumulative CO2 purchase requirement is 70.8 BSCF for the 23 year period. Since the produced gas (CO2+HC) was recycled after mixing with the purchased CO2, the injected gas is not pure CO2 throughout the prediction period. The results indicate that the CO2 content of the injected gas is always above 93%.

Table 6-8 summarize the results obtained on an annual volume basis for each reservoir.

Due to time constraints, additional runs were not made to fully optimize the development scenarios (such as pattern spacing) and operational constraints.

ANNUAL VOLUMES
						Well Count @ end of year
YEAR	Oil Prod MSTB	Gas Prod MMSCF	Water Prod MSTB	Gas Inj MMSCF	CO2 Purch. MMSCF	Prod	Gas Inj
2006	406	13,702	1952	20,956	7,254	52	91
2007	517	22,802	544	25,264	2,462	52	93
2008	426	24,719	265	26,294	1,575	52	93
2009	333	25,215	181	26,381	1,166	49	96
2010	283	25,395	142	26,353	958	47	98
2011	261	25,144	120	26,012	868	45	100
2012	245	25,442	106	26,210	768	45	101
2013	237	25,461	95	26,177	716	45	101
2014	233	25,509	85	26,184	675	45	101
2015	231	25,545	78	26,184	639	45	101
2016	233	25,626	72	26,265	639	43	103
2017	233	25,736	66	26,356	620	42	104
2018	232	25,683	61	26,297	614	41	105
2019	225	25,584	58	26,150	566	41	105
2020	219	25,704	54	26,286	582	40	106
2021	215	25,734	51	26,270	536	40	106
2022	214	25,724	49	26,246	522	40	106
2023	209	25,722	46	26,233	511	40	106
2024	209	25,780	43	26,286	506	40	106
2025	212	25,665	42	26,172	507	40	106
2026	212	25,646	39	26,140	494	40	106
2027	209	25,650	37	26,140	490	40	106
2028	210	25,698	36	26,186	488	40	106

Table 6: Base Case Prediction - Upper Muddy

ANNUAL VOLUMES
.						Well Count @ end of year
YEAR	Oil Prod MSTB	Gas Prod MMSCF	Water Prod MSTB	Gas Inj MMSCF	CO2 Purch MMSCF	Prod	Gas Inj
2006	1690	22,955	1655	32,315	9,360	44	54
2007	968	29,587	84	32,191	2,604	36	62
2008	511	29,431	50	30,885	1,454	31	66
2009	393	29,174	40	30,270	1,096	30	66
2010	318	29,285	36	30,133	848	30	67
2011	322	29,331	34	30,151	820	30	65
2012	276	29,326	32	30,042	716	30	64
2013	241	29,293	31	29,920	627	30	64
2014	232	29,241	29	29,847	606	30	64
2015	230	29,234	29	29,829	595	30	63
2016	239	29,303	29	29,930	627	30	63
2017	245	29,200	28	29,817	617	30	63
2018	238	29,200	27	29,784	584	30	63
2019	233	29,200	25	29,766	566	30	64
2020	230	29,280	25	29,833	553	30	64
2021	227	29,200	24	29,740	540	30	64
2022	224	29,200	23	29,732	532	30	64
2023	217	29,200	23	29,749	549	29	64
2024	217	29,280	21	29,784	504	29	64
2025	216	29,200	21	29,694	494	29	64
2026	214	29,200	20	29,683	483	29	64
2027	213	29,200	20	29,672	472	29	64
2028	214	29,280	19	29,748	468	29	64

Table 7: Base Case Prediction - Lower Muddy

ANNUAL VOLUMES
						Well Count @ end of year
YEAR	Oil Prod MSTB	Gas Prod MMSCF	Water Prod MSTB	Gas Inj MMSCF	CO2 Purch. MMSCF	Prod	Gas Inj
2006	792	7,998	4006	22,560	14,562	78	43
2007	3232	27,897	2012	40,859	12,962	72	51
2008	3746	29,393	394	40,025	10,632	65	51
2009	2605	29,200	154	35,928	6,728	56	54
2010	1665	29,200	242	33,432	4,232	47	59
2011	987	29,200	318	32,030	2,830	38	70
2012	605	29,280	233	31,048	1,768	36	67
2013	427	29,200	187	30,572	1,372	35	64
2014	396	29,200	171	30,493	1,293	34	65
2015	385	29,200	163	30,426	1,226	34	65
2016	378	29,280	151	30,462	1,182	34	65
2017	369	29,200	142	30,337	1,137	33	66
2018	364	29,200	132	30,298	1,098	33	66
2019	366	29,200	124	30,271	1,071	33	66
2020	368	29,280	116	30,332	1,052	33	66
2021	371	29,200	109	30,229	1,029	33	66
2022	369	29,200	100	30,214	1,014	32	65
2023	373	29,200	94	30,180	980	32	65
2024	380	29,280	89	30,244	964	32	65
2025	380	29,200	84	30,138	938	32	65
2026	379	29,200	79	30,128	928	32	65
2027	382	29,200	75	30,105	905	32	65
2028	387	29,280	71	30,172	892	32	65

Table 8: Base Case Prediction - Dakota

The above base prediction runs provide the opportunity to compare the results to those of the Big Muddy study. A quick analysis of the results indicate that when high injection rates are utilized in these fractured reservoirs, the CO2 breakthrough is very fast (within months) and the majority of the side production wells (in the inverted nine-spot) have to be converted to injectors within the first year of operation. Thus, additional prediction runs were designed to analyze the performance of the reservoirs utilizing lower injection rates.

In addition, it was concluded in the Model Calibration section of this report, that the commingled nature of the historical production and injection operations, plus the missing gas production information, resulted in unquantifiable uncertainties in the fracture characterization process during the history matching effort. Even though the pessimistic alternative was always selected whenever possible, it was decided to analyze a set of prediction cases with even more pessimistic characterization alternatives.

First a set of prediction cases were run which assumed that 35% of the reservoir will not be available for diffusion of CO2 into the rock matrix, compared to the 25% used in the base prediction cases. The following table compares the variation of recovery (based on OOIP) for CO2 flooding for each reservoir for the 25% and 35% cases.

Inaccessible PV	Upper Muddy % OOIP	Lower Muddy % OOIP	Dakota % OOIP
25% (base case)	15.2	18.9	22.4
35%	13.6	16.4	18.4

Second a set of prediction cases were run which utilized different purchase gas (lower injection rates) and gas production constraints for each reservoir. These cases can be combined (in a simplistic manner) to assess the benefit of operating all three reservoirs concurrently (but not commingled) for improved efficiency. The molecular diffusion is set to 35% of the reservoir (as in the previous table) in these cases. The following table summarizes the oil recovery and the operational constraints for the CO2 flood for each of the reservoirs.

Inaccessible PV	Constraint/Recovery	Upper Muddy	Lower Muddy	Dakota
35%	CO2 purchase, MMSCF/D	40	40	40
	Max. produced gas, MMSCF/D	80	80	80
	Recovery, % OOIP	13.6	16.4	18.4

35%	CO2 purchase, MMSCF/D	10	10	20
	Max. produced gas, MMSCF/D	20	20	40
	Recovery, % OOIP	22.1	28.8	25.2

Despite the oil recoveries being higher, the modified operating constraint cases may not be as attractive from a NPV perspective. These case results are presented with the intent to highlight that there are opportunities to further optimize the CO2 flood operation. This should be addressed as more information is obtained and a more detailed model is calibrated.